Exhibit 99.1

Progenics Pharmaceuticals, Inc. One World Trade Center 47th Floor, Suite J New York, New York 10007 (646) 975-2500 www.progenics.com

Contact:	Melissa Downs Investor Relations (646) 975-2533 mdowns@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES

THIRD QUARTER 2016 FINANCIAL RESULTS AND BUSINESS UPDATE

●	Received $50 Million Milestone Payment from Valeant Related to U.S. Approval of RELISTOR® Tablets
●	Commercial Launch of RELISTOR® Tablets in September 2016
●	On November 4th, Monetized Portion of RELISTOR Royalty Stream through $50 Million Transaction
●	Third Quarter 2016 RELISTOR (SC and Oral) Net Sales of $22.1 Million
●	Ultra-Orphan Radiotherapeutic Candidate AZEDRA® Registrational Trial Topline Results Expected First Quarter 2017
●	Advancing Phase 3 Trial for 1404 Toward Interim Analysis by End of This Year
●	On Track to Initiate Phase 2/3 Trial of PyL™ Imaging Agent and Phase 1 Trial of 1095 This Year

NEW YORK, NY, November 7, 2016 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced financial results for the third quarter 2016 and business update.

“In recent months, we have realized $100 million in non-dilutive funding from RELISTOR, first with the $50M RELISTOR oral approval milestone in July, followed by the $50 million of proceeds from the non-recourse loan secured by future RELISTOR royalties announced today,” said Mark Baker, Chief Executive Officer of Progenics.  “With our strong balance sheet, we have the resources to advance our programs through key milestones. We expect to report registrational topline data, in early 2017, for our ultra-orphan radiotherapeutic candidate AZEDRA, for the treatment of pheochromocytoma and paraganglioma, rare tumors of the adrenal gland, and are beginning to build our commercial infrastructure to support a potential launch. In addition, we are continuing to advance our innovative portfolio of imaging agents and therapeutic candidates which have the potential to transform how we find, fight and follow prostate cancer.”

Key Business Highlights

RELISTOR, treatment for opioid-induced constipation (partnered with Valeant Pharmaceuticals International, Inc.)

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Announced Food and Drug Administration (FDA) Approval and Commercial Launch of Oral RELISTOR for the Treatment of Opioid Induced Constipation in Adults with Chronic Non-Cancer Pain. The approval triggered a $50 million milestone payment on July 25 from Progenics' commercialization partner, Valeant, as well as subsequent royalties and the potential of up to $200 million in sales milestones.

Progenics Announces Third Quarter 2016 Financial Results	Page 2

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RELISTOR (SC and Oral) Net Sales for the Third Quarter of 2016 Totaled $22.1 million. The third quarter 2016 sales, as reported to Progenics by Valeant, translated to $3.3 million in royalty revenue for the quarter.

AZEDRA, Ultra-orphan radiotherapeutic candidate

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AZEDRA Topline Results Expected First Quarter 2017. In early 2017, Progenics expects to report topline results from its ongoing registrational trial of AZEDRA. If the AZEDRA trial meets the endpoints of the Special Protocol Assessment (SPA), Progenics expects to submit a New Drug Application (NDA) to the FDA during the first half of 2017.

PSMA-Targeted Prostate Cancer Pipeline

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Enrollment in Pivotal Phase 3 Study of 1404 is Ongoing. The study will enroll up to 450 patients with newly-diagnosed or low-grade prostate cancer who are candidates for active surveillance. Progenics plans for an interim analysis by the end of this year, to assess futility and evaluate the need for a sample size re-estimation, remain unchanged.

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On Track to Initiate Phase 2/3 Trial of PyL™ Imaging Agent. Progenics remains on-track to initiate a Phase 2/3 trial of PyL by year-end. The study is designed to assess the diagnostic accuracy of PyL PET/CT imaging in patients with high risk and/or metastatic prostate cancer.

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PyL Research Access ProgramTM. At the recent Prostate Cancer Foundation Scientific Retreat, Progenics announced a new PyL research access program that will make limited doses of PyL available to researchers beginning January 1, 2017. Progenics will be able to use the data generated from the access program to support its registration efforts for PyL and advance the development of algorithms designed to analyze and interpret the scans.

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Company Remains On-Track to Initiate a Phase 1 Trial of 1095 in the Fourth Quarter of 2016. The Phase 1 Study of 1095, a PSMA-Targeted Therapeutic for Metastatic Prostate Cancer, will be conducted at Memorial Sloan Kettering Cancer Center.

Corporate

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Announced $50 Million RELISTOR Royalty-Backed Non-Dilutive Debt Financing with HealthCare Royalty Partners. In a separate press release issued today, Progenics announced that it has entered into a $50 million non-recourse, term loan agreement secured by and to be repaid from royalties on future sales of RELISTOR. Any future sales milestones received under Valeant agreement are excluded from the transaction and would not be used to repay interest or principal on the loan. Progenics and HealthCare Royalty Partners may mutually elect to include a second tranche of an additional $50 million within twelve months of the closing date.

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Appointed Biopharmaceutical Industry Veteran Bryce V. Tenbarge as Vice President of Commercial. Mr. Tenbarge brings to Progenics over fifteen years of experience in biopharmaceutical marketing, most recently as Vice President of Marketing and Commercialization at Celldex Therapeutics.

Progenics Announces Third Quarter 2016 Financial Results	Page 3

Third Quarter 2016 Financial Results

Third quarter revenue totaled $53.9 million, up from $1.4 million in the third quarter of 2015, reflecting RELISTOR royalty income of $3.3 million compared to $1.2 million in the corresponding period of 2015. Valeant’s reported net sales include a non-recurring favorable sales return adjustment and launch of oral RELISTOR. The increase in revenue was primarily attributable to milestone revenue of $50 million for the July 19 approval of RELISTOR Tablets.

Third quarter and year-to-date research and development expenses increased by $2.8 million and $6.7 million, respectively, compared to the corresponding prior year periods, resulting from higher clinical trial and contract manufacturing expenses for 1404, AZEDRA, PyL and 1095. Third quarter general and administrative expenses increased by $2.6 million compared to the corresponding prior year period, primarily attributable to an accrual for front pay compensation related to litigation with a former employee, and higher consulting and market research expenses. Year-to-date general and administrative expenses increased by $4.2 million compared to the corresponding period in 2015, primarily due to higher depreciation expense as a result of a reduction in the remaining useful lives of our leasehold improvements at our Tarrytown, NY location, and higher compensation, consulting and market research expenses. Progenics also recorded a non-cash charge of $0.6 million in the third quarter related to an increase in the fair value estimate of the contingent consideration liability.

Net income attributable to Progenics for the quarter was $36.3 million or $0.52 per diluted share, compared to a net loss of $10.0 million or $0.14 per diluted share in the corresponding 2015 period. Progenics ended the quarter with cash and cash equivalents of $98.9 million, an increase of $24.8 million compared to cash and cash equivalents as of December 31, 2015.

Conference Call and Webcast

Progenics will review third quarter financial results in a conference call today at 8:30 a.m. EST. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 99503004. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available for two weeks.

- Financial Tables follow -

Progenics Announces Third Quarter 2016 Financial Results	Page 4

PROGENICS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
		(Unaudited)
Revenues:
Royalty income	$3,319	$1,208	$7,888	$3,155
Collaboration revenue	50,523	183	56,839	393
Other revenues	8	5	50	33
Total revenues	53,850	1,396	64,777	3,581

Operating expenses:
Research and development	9,827	7,048	26,964	20,255
General and administrative	7,220	4,572	18,637	14,424
Change in contingent consideration liability	600	(200)	1,400	900
Total operating expenses	17,647	11,420	47,001	35,579

Operating income (loss)	36,203	(10,024)	17,776	(31,998)

Other income:
Interest income	79	10	176	33
Total other income	79	10	176	33

Net income (loss)	36,282	(10,014)	17,952	(31,965)
Net income (loss) attributable to noncontrolling interests	(21)	-	(58)	-
Net income (loss) attributable to Progenics	$36,303	$(10,014)	$18,010	$(31,965)

Net income (loss) per share attributable to Progenics - basic	$0.52	$(0.14)	$0.26	$(0.46)
Weighted average shares outstanding – basic	70,013	69,705	69,970	69,663
Net income (loss) per share attributable to Progenics - diluted	$0.52	$(0.14)	$0.26	$(0.46)
Weighted average shares outstanding –diluted	70,297	69,705	70,006	69,663

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2016	December 31, 2015
	(unaudited)	(audited)
Cash and cash equivalents	$98,894	$74,103
Accounts receivable, net	3,942	3,543
Property and equipment, net	3,899	2,407
Intangible assets, net and goodwill	43,708	43,867
Other assets	6,494	7,331
Total assets	$156,937	$131,251

Current liabilities	$13,822	$9,729
Acquisition-related contingent consideration liability	20,200	18,800
Deferred tax and other liabilities	11,884	12,061
Total liabilities	45,906	40,590
Total Progenics stockholders’ equity	110,886	90,456
Noncontrolling interests	145	205
Total stockholders’ equity	111,031	90,661
Total liabilities and stockholders’ equity	$156,937	$131,251

Progenics Announces Third Quarter 2016 Financial Results	Page 5

About RELISTOR®

Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR, to Valeant. RELISTOR Tablets (450 mg once daily) is approved in the United States for the treatment of opioid-induced constipation in patients with chronic non-cancer pain. RELISTOR Subcutaneous Injection (12 mg and 8 mg) is a treatment for opioid-induced constipation approved in the United States and worldwide for patients with advanced illness and chronic non-cancer pain.

Important Safety Information about RELISTOR

RELISTOR (methylnaltrexone bromide) Tablets is contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie’s syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn’s disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their healthcare provider.

Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.

Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.

Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.

The most common adverse reactions (≥ 12%) in adult patients with opioid-induced constipation and chronic non-cancer pain receiving RELISTOR tablets were abdominal pain, diarrhea, headaches, abdominal distention, hyperhidrosis, anxiety, muscle spasms, rhinorrhea, and chills. Adverse reactions of abdominal pain, diarrhea, hyperhidrosis, anxiety, rhinorrhea, and chills may reflect symptoms of opioid withdrawal.

Please see complete Prescribing Information for RELISTOR at valeant.com. For more information about RELISTOR, please visit www.RELISTOR.com.

Progenics Announces Third Quarter 2016 Financial Results	Page 6

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines and other products for targeting and treating cancer, with a pipeline that includes several product candidates in later-stage clinical development. These products in development include therapeutic agents designed to precisely target cancer (AZEDRA®, 1095 and PSMA ADC), and PSMA-targeted imaging agents for prostate cancer (1404 and PyL) intended to enable clinicians and patients to accurately visualize and manage their disease. In addition, in late 2015 Progenics acquired EXINI Diagnostics AB, a leader in the development of advanced artificial intelligence-based imaging analysis tools and solutions for medical decision support. The acquisition of EXINI complements Progenics’ strategy to support its imaging and therapeutic agents with sophisticated analytical tools and other technologies to help physicians and patients visualize, understand, target and treat cancer. Progenics’ first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully integrate EXINI Diagnostics AB and to develop and commercialize its products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release only as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®. Information on or accessed through our website or social media sites is not included in the Progenics’ SEC filings.

(PGNX-F)

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